STAR SELECT FUNDS

                                DISTRIBUTION PLAN

         This Plan ("Plan") is adopted as of May 21, 1997, by the Board of Trustees of STAR SELECT FUNDS (the "Trust"), an Ohio business trust, with respect to certain portfolios of the Trust (the "Funds") and/or shares ("Classes") of the Funds set forth in exhibits hereto.


         1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Act"), so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of shares, or Classes of shares, of the Funds ("Shares").

         2. This Plan is designed to finance activities of Unified Management, Inc. ("Unified") principally intended to result in the sale of Shares to include: (a) providing incentive to broker/dealers ("Brokers") to sell Shares and to provide administrative support services to the Funds and their shareholders; (b) compensating other participating financial institutions and other persons ("Administrators") for providing administrative support services to the Funds and their shareholders; (c) paying for the costs incurred in conjunction with advertising and marketing of Shares to include expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, Brokers or Administrators; and (d) other costs incurred in the implementation and operation of the Plan. In compensation for services provided pursuant to this plan Unified will be paid a fee in respect of the Funds or Classes set forth in the applicable exhibit.

         3. Any payment to Unified in accordance with this Plan will be made pursuant to the "Distributor's Contract" entered into by the Trust and Unified. Any payments made by Unified to Brokers and Administrators with funds received as compensation under this Plan will be made pursuant to the "Rule 12b-1 Agreement" entered into by Unified and the Broker or Administrator.

         4. Unified has the right (i) to select, in its sole discretion, the Brokers and Administrators to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Rule 12b-1 Agreement.

         5. Quarterly in each year that this Plan remains in effect, Unified shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

         6. This Plan shall become  effective with respect to each Fund or Class
(i) after approval by majority votes of: (a) the Trust's Board of Trustees; (b) the Disinterested Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Funds Class, as defined in Section 2(a)(42) of the Act and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.


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         7. This Plan  shall  remain in effect  with  respect to each Fund Class presently set forth on an exhibit and any subsequent Funds or Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Fund or Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Fund or Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Fund or Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

         8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

         9. This Plan may not be amended in order to increase materially the costs which the Funds or Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Funds or Classes as defined in Section 2(a)(42) of the Act.

         10. This Plan may be terminated with respect to a particular Fund or Class at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Fund or Class as defined in Section 2(a)(42) of the Act; or (c) by Unified on 60 days notice to the particular Trust.

         11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

         12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

         13. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

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                          EXHIBIT TO DISTRIBUTION PLAN

The portfolios of the Star Select Funds are as follows:

                           Star Select REIT-Plus Fund.












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